Better Home & Finance Holding Company Announces First Quarter 2024 Results
•Strong quarter with Funded Loan Volume up 25% and Revenue up 26% in Q1’24 as compared to Q4’23
•Maintaining conviction in large addressable market and favorable consumer trends towards digitization and price transparency
•Continued leaning into growth opportunities and expect Q2’24 Funded Loan Volume above $800 million
•Continued strategic investments in Better’s leading proprietary technology platform, Tinman™, to improve mortgage fulfillment efficiency
•Focused on managing towards profitability while growing through improved technology efficiency and corporate cost reductions to offset increased growth expenses
New York, NY – May 13, 2024 – Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) (“Better” or the “Company”), a New York-based digitally native homeownership company, today reported financial results for its first quarter ended March 31, 2024.
“We are pleased to announce strong first quarter sequential funded loan volume and revenue growth, which we believe sets the stage for the continued growth we expect through the rest of 2024. While we believe it is likely the purchase and refinance markets may continue to remain challenging in the near term, we are seeing increased demand from homeowners looking to tap into their home equity, as well as from new homebuyers looking to make a move this purchase season. We expect these green shoot opportunities to help us achieve our growth goals for the year,” said Vishal Garg, CEO and Founder of Better.
First Quarter 2024 Financial Highlights:
GAAP Results:
•Revenue of $22 million, an increase of 26% from $18 million in Q4’23, as presented in our revised financial statement presentation
•Net loss of $51 million, flat from $51 million in Q4’23
•Ended Q1’24 with $509 million of cash, restricted cash, and short-term investments
Key Operating Metrics and Non-GAAP Financial Measures:
•Funded loan volume of $661 million, an increase of 25% from Q4’23, across 1,991 Total Loans
•Purchase loan volume grew 12% quarter-over-quarter and comprised 80% of Funded loan volume; Refinance loan volume grew 232% quarter-over-quarter and comprised 12% of Funded loan volume; and HELOC loan volume grew 54% quarter-over-quarter and comprised the remainder of Funded loan volume
•D2C business comprised 54% of Funded loan volume, with B2B comprising the remainder
•Adjusted EBITDA loss of $31 million, compared to $27 million in Q4’23
“We are excited to report that Better is growing funded loan volume and revenue sequentially while continuing to be laser focused on maximizing operating efficiency. Total Expenses were down by approximately 30% year-over-year in the first quarter, while growing revenue year-

over-year. Going forward, we continue to thoughtfully lean into certain growth expenses to drive increased market share and efficiency, which will be balanced by continued cost discipline to target reaching profitability in the medium term,” said Kevin Ryan, CFO of Better.
First Quarter 2024 Highlights:
•Funded loan volume and revenue growth driven by HELOC and Cash Out Refinance products, with borrowers seeking to tap into their home equity, as well as improved conversion of purchase customers
•Launched Better Home Equity Loan, the latest addition to a suite of digital home equity products including a cash-out refinance and HELOC. The addition of this fully digital offering enables qualified homebuyers to access up to 90% of their home equity as cash at a fixed annual percentage rate
•Total Expenses increased less than Revenue grew quarter-over-quarter, demonstrating that while leaning into certain growth expenses to produce higher volumes, the Company managed other expenses to maintain losses approximately in line quarter-over-quarter
•Shift from fixed compensation plans to commission-based compensation plans for loan officers has yielded positive early results with respect to loan officer productivity and customer conversion
•Hired mortgage industry veteran Chad Smith as President and Chief Operating Officer of Better Mortgage Corporation to drive further growth and efficiency
Amounts presented as of and for the quarter ended March 31, 2024 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Quarterly Report on Form 10-Q with the SEC. More information as of and for the quarter ended March 31, 2024 will be provided upon filing our Quarterly Report on Form 10-Q with the SEC.
Webcast
Better will host a live webcast of its earnings conference call beginning at 8:30am ET on May 14, 2024. To access the webcast, or to register to listen to the call by phone, go to the investor relations section of the Company’s website at investors.better.com or click the “Attendee Registration Link” below. Please join the webcast at least 10 minutes prior to start time. A replay will be available on the investor relations website shortly after the call ends.
* Webcast Details *
Event Title: Better Home & Finance Holding Company First Quarter 2024 Results
Event Date: May 14, 2024 08:30 AM (GMT-04:00) Eastern Time (US and Canada)
Attendee Registration Link:
https://events.q4inc.com/attendee/784767542
About Better
Since 2017, Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) has leveraged its industry-leading technology platform, Tinman™, to fund more than $100 billion in mortgage volume. Tinman™ allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates and close their loan in as little as three weeks. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans. Better launched its “One Day Mortgage” program in January 2023, which allows eligible customers to go from click to Commitment Letter within 24 hours. Better was named Best Online Mortgage Lender by Forbes and Best Mortgage Lender for Affordability by WSJ in 2023, ranked #1 on LinkedIn’s Top Startups List for 2021 and 2020, #1 on Fortune’s Best Small and Medium Workplaces in New York, #15 on CNBC’s Disruptor 50 2020 list, and was listed on Forbes FinTech 50 for 2020. Better serves customers in all 50 US states and the United Kingdom.
Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in the Company’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q, which are available, free of charge, at the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

SELECTED FINANCIAL DATA, NON-GAAP MEASURES AND DEFINITIONS
Following are tables that present selected financial data of the Company. Also included are reconciliations of non-GAAP measures to their most comparable GAAP measures and definitions of certain key metrics used herein.

Results of Operations

	Three Months Ended March 31,		Three Months Ended December 31,
(Amounts in thousands)	2024	2023	2023
Revenues:
Gain on loans, net	$15,652	$12,761	$8,018
Other revenue	2,817	4,944	2,445
Net interest income
Interest income	8,636	6,390	11,025
Interest expense	(4,854)	(5,469)	(3,815)
Net interest income	3,782	921	7,210
Total net revenues	22,251	18,626	17,673
Expenses:
Compensation and benefits	38,073	38,112	25,298
General and administrative	14,047	16,762	17,632
Technology	5,458	14,446	7,473
Marketing and advertising	4,554	7,760	3,599
Loan origination expense	2,577	5,202	(970)
Depreciation and amortization	9,074	11,477	10,100
Other expenses	(183)	11,065	5,946
Total expenses	73,600	104,824	69,077
Loss before income tax expense	(51,349)	(86,198)	(51,404)
Income tax expense/(benefit)	143	1,424	(533)
Net loss	($51,492)	($87,622)	($50,872)

Summary Condensed Balance Sheet

	March 31,	December 31,
(Amounts in thousands)	2024	2023
Assets
Cash and cash equivalents	$424,528	$503,591
Mortgage loans held for sale, at fair value	166,214	170,150
Other combined assets	250,844	231,813
Total Assets	$841,586	$905,554
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$126,161	$126,218
Accounts payable and accrued expenses	55,721	66,558

Convertible Note	514,758	514,644
Other combined liabilities	68,657	75,534
Total Liabilities	765,297	782,954
Stockholders’ Equity (Deficit)
Total Stockholders’ Equity (Deficit)	76,289	122,600
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$841,586	$905,554

Use of Non-GAAP Measures and Other Financial Metrics
We include certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including Adjusted EBITDA, Adjusted Net Income (Loss) and other key metrics.
We calculate Adjusted Net Income (Loss) as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, change in the fair value of bifurcated derivative, and other non-core operational expenses. We calculate Adjusted EBITDA as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, change in the fair value of bifurcated derivative, and other non-recurring or non-core operational expenses, as well as interest and amortization on non-funding debt (which includes interest on the Convertible Note (as defined in our Form 10-Q)), depreciation and amortization expense, and income tax expense. These non-GAAP financial measures should not be considered in isolation and are not intended to be a substitute for any GAAP financial measures. These non-GAAP measures provide supplemental information that we believe helps investors better understand our business, our business model and how we analyze our performance. We also believe these non-GAAP financial measures improve investors’ and analysts’ ability to compare our results with those of our competitors and other similarly situated companies, which commonly disclose similar performance measures.
However, our calculation of Adjusted EBITDA and Adjusted Net Income (Loss) may not be comparable to similarly titled performance measures presented by other companies. Further, although we use these non-GAAP measures to assess the financial performance of our business, these measures exclude certain substantial costs related to our business, and investors are cautioned not to use such measures as a substitute for financial results prepared according to GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. As a result, non- GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our financial results prepared and presented in accordance with GAAP.

Reconciliation of Non-GAAP Metrics

	Three Months Ended March 31,		Three Months Ended December 31,
(Amounts in thousands)	2024	2023	2023
Adjusted Net Loss
Net (loss) income	($51,492)	($87,622)	($50,872)
Stock-based compensation expense	8,760	4,408	5,694
Change in fair value of warrants and equity related liabilities	(823)	—	1,368
Change in fair value of convertible preferred stock warrants	—	(553)	—
Change in fair value of bifurcated derivative	—	1,887	—
Restructuring, impairment, and other expenses	721	9,137	5,956
Adjusted Net Loss	($42,834)	($72,743)	($37,853)
Adjusted EBITDA
Net (loss) income	($51,492)	($87,622)	($50,872)
Income tax expense / (benefit)	143	1,424	(533)
Depreciation and amortization expense	9,074	11,477	10,100
Stock-based compensation expense	8,760	4,408	5,694
Interest and amortization on non-funding debt	2,664	2,690	1,679
Restructuring, impairment, and other expenses	721	9,137	5,956
Change in fair value of warrants and equity related liabilities	(823)	—	1,368
Change in fair value of convertible preferred stock warrants	—	(553)	—
Change in fair value of bifurcated derivative	—	1,887	—
Adjusted EBITDA	($30,953)	($57,152)	($26,607)

Key Metrics
This press release refers to the following key metrics:
Funded Loan Volume represents the aggregate dollar amount of all loans funded in a given period based on the principal amount of the loan at funding. Purchase Loan Volume represents the aggregate dollar amount of purchase loans funded in a given period based on the principal amount of the loan. Refinance Loan Volume represents the aggregate dollar amount of refinance loans funded in a given period based on the principal amount of the loan. D2C represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated from direct interactions with customers using all marketing channels other than our B2B partner relationships. HELOC loan volume represents the aggregate dollar amount of HELOC loans funded in a given period based on the principal amount of the loan at funding. B2B represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated through one of our B2B partner relationships. Total Loans represents the total number of loans funded in a given period, including purchase loans, refinance loans and HELOC loans.

For Investor Relations Inquiries please email ir@better.com